UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 6, 2007

BRAZAURO RESOURCES CORPORATION (Exact Name of Registrant as Specified in Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)	000-21968 (Commission File Number)	76-0195574 (IRS Employer Identification No.)

800 Bering Drive, Suite 208 Houston, TX 77057 (Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (713) 785-1278

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01     Completion of Acquisition or Disposition of Assets.

Acquisition from BrazMin

As previously reported on September 11, 2006, Brazauro Resources Corporation and BrazMin Corp. entered into an agreement (“the Agreement”) to acquire all of BrazMin’s interests in the Tocantinzinho gold project area in Brazil in exchange for 13,150,000 common shares of Brazauro. The acquisition closed on February 6, 2007. The acquisition was accomplished by the purchase of a wholly owned subsidiary of BrazMin which indirectly holds BrazMin’s Tocantinzinho interests. Brazauro acquired Resource Holdings 2004 Inc. and has received all documents required to complete the transfer of ownership of 100% Empresa Internacional de Mineração do Brasil Ltda. (“EIMB”) to Brazauro or its subsidiaries in exchange for the issue of 13,150,000 shares to BrazMin Corp. An additional US$50,000 was paid to BrazMin to reimburse it for payments made to underlying mineral rights holders pending completion of the acquisition.

Acquisition of Cachambix

On February 6, 2007, Brazauro also completed the acquisition of other rights at the Tocantinzinho property pursuant to Quota Purchase Agreement, dated February 5, 2007 among Sabino Orlando Conceição Loguercio, Luiz Antonio Gravata Galvão, Jaguar Resources Do Brasil LTDA., Mineração Cachambix LTDA., and Brazauro Holdings (Brazil) Ltd. Brazauro has received all documents required to complete the transfer of ownership of 100% of Mineração Cachambix Ltda. (“Cachambix”) in exchange for the payment of US$850,000 to the shareholders of Cachambix. The mineral rights held by Cachambix include rights to more than half of the mineralized area identified by Brazauro at the Tocantinzinho property and lie to the east of the central 4,000 hectare license area already held by Brazauro.

Under Brazauro’s various agreements relating to the Tocantinzinho Property, Brazauro has the following outstanding obligations:

Central Area

To exercise its option to acquire rights to the central 4,000 hectare area of the Tocantinzinho property in which approximately 35-50% of the mineralized area lies, Brazauro must pay a further US$150,000 and issue 700,000 shares of Brazauro to the optionor on or before July 31, 2007. This area is subject to a deemed smelter returns royalty ranging from 2.5%-3.5%, with 3.5% payable if the average gold price at the time exceeds US$500 per ounce. In addition, Brazauro must pay certain obligations to underlying optionors of US$50,000 in April, 2007 and US$940,000 in October, 2007.

Eastern Area

Brazauro has agreed to pay the Cachambix shareholders US$1,000,000 in one year and US$1,000,000 in two years. Brazauro’s obligation to make such payments is secured by the Cachambix shares. A portion of the Eastern area is subject a one half of one percent net smelter returns royalty. Brazauro has no further obligations in respect of the mineral rights held by EIMB.

Brazauro has additional obligations in respect of other parts of the Tocantinzinho property, generally lying to the west of the central area or to the north and east of the eastern area, which are outlined in greater detail in its financial statements.

The Company is currently evaluating whether the property acquisitions described in this report will require the filing of financial statements of the acquired properties under Rule 3-05(b) of Regulation S-X. To the extent financial statements are required, the Company expects to file such financial statements in an amendment to this report no later than 71 calendar days after February 12, 2007.

Item 3.02     Unregistered Sales of Equity Securities.

Pursuant to the Agreement described in Item 2.01, Brazauro issued to BrazMin 13,150,000 common shares of Brazauro upon closing of the acquisition. Brazauro issued the shares outside the United States in reliance upon the exclusion from registration provided by Rule 903 of Regulation S promulgated pursuant to the Securities Act of 1933, as amended.

The shares issued to Brazmin represent approximately 19.8% of the outstanding shares of Brazauro and are subject to the terms of a Voting Trust and Placement Rights Agreement under which Brazauro will have the right to direct the voting of the shares for a limited period of time, except in certain conditions, and the right to find purchasers for the shares if BrazMin wishes to sell. The shares issued to BrazMin are also subject to a hold period expiring on June 7, 2007.

Item 9.01. Financial Statements and Exhibits

Exhibits

Number	Description
2.1	Letter Agreement between Brazmin Corp. and the Company dated September 12, 2006 (Incorporated by reference to Exhibit 10.57 to the Form 10-Q for the period ended October 31, 2006)
2.2
Quota Purchase Agreement, dated February 5, 2007 among Sabino Orlando Conceição Loguercio, Luiz Antonio Gravata Galvão, Jaguar Resources Do Brasil LTDA., Mineração Cachambix LTDA., and Brazauro Holdings (Brazil) Ltd.
99.1	Press Release dated February 8, 2006

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAZAURO RESOURCES CORPORATION (Registrant) By: /s/ Mark E. Jones, III Mark E. Jones, III Chairman

Dated:   February 12, 2007